EXHIBIT 99.1

Endeavor IP, Inc.'s Wholly-Owned Subsidiary, Endeavor Energy, Inc., Has Filed A Patent Infringement Lawsuit Against Con Edison Solutions.

HALF MOON, CA. (September 17, 2013)  Endeavor IP, Inc. (OTCQB:ENIP) ("Endeavor"), an intellectual property services and patent licensing company, announced today that its wholly-owned subsidiary Endeavor Energy, Inc., a Delaware corporation, has filed a patent infringement lawsuit against Con Edison Solutions, Inc. in the United States District Court for the Southern District of New York, Case No. 13 cv 6528. Endeavor Energy, Inc. is represented by Henniger Garrison Davis, LLC.

Endeavor Energy, Inc. is asserting claims of patent infringement related to U.S. Patent No. 7,336,201 (the '201 patent), entitled "Remote Access Energy Meter System and Method." The lawsuit alleges that the Defendant has infringed, and continues to infringe, the claims of the '201 patent.

About Endeavor IP, Inc.

Endeavor IP, Inc. is an intellectual property services and patent licensing company that is engaged in the acquisition and licensing of intellectual property. Endeavor IP is based in Half Moon Bay, CA. http://www.enip.com.

Forward Looking Statements

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," estimate," "continue," "predict," "forecast," "project," "plan," "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:	Endeavor IP, Inc.
Dr. Cameron Gray
cgray@enip.com
+1 (650) 440-5240